Exhibit 10.1
AMENDED AND RESTATED EMPLOYMENT CONTRACT

Between

Otis International Sàrl
Rue Bovy-Lysberg 2
1204 Genève	hereafter referred to as Otis International
and
Méndez Cristina	hereafter referred to as Executive
Born on: ****

GENERAL REMARKS

TITLE:	Executive Vice President, Chief Financial Officer of Otis Worldwide Corporation (“Otis”)
GRADE:	ELG
ACTIVITY RATIO:	Full time (100%)
CONTRACT PERIOD:	Open-ended
START DATE:	August 23, 2024
TRANSPORT MODE:	Leased Vehicle in accordance with local policy

GROSS ANNUAL BASE SALARY:	$770,000 (paid monthly in CHF as described in more detail below)
BONUS (STI) AT TARGET:	100% of base salary in effect at year end

NON-COMPETE CLAUSE PERIOD:	2 years
GEOGRAPHIC REACH OF THE NON-COMPETE CLAUSE:	Worldwide
1.1AMENDED AND RESTATED CONTRACT; ASSIGNMENT
Prior to the State Date, Executive was employed by Otis International in Geneva as Senior Vice President, Chief Financial Officer, EMEA in Geneva, Switzerland. Effective as of the Start Date, Executive shall serve as the Executive Vice President and Chief Financial Officer of Otis in accordance with this Amended and Restated Employment Contract (the “Agreement”). This Agreement contains the entire agreement between Executive and Otis International and, effective as of the Start Date, supersedes and nullifies all previous agreements between Otis International and Executive, except as may be expressly stated otherwise herein. Effective as of December 1, 2024 (or such other date as may be mutually agreed), the Executive shall be placed on temporary long-term assignment to the U.S.A of three years (the “Assignment”), which may be extended by mutual agreement.
1.2REPORTING & FUNCTION
Effective as of the Start Date, Executive will serve in the position noted above in Section 1.1 and shall report to Otis’ Chief Executive Officer (the “CEO”) or any of his or her successors. Both parties acknowledge that due to Executive’s activities, it is impossible to give an exhaustive enumeration of all the tasks which are Executive’s responsibility. Consequently, all tasks which are directly or indirectly necessary, or useful for the execution of the function, are part of the activities of Executive.

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1.3CONTRACT PERIOD, TRIAL PERIOD, AND NOTICE PERIOD
The present contract comes into force on the Start Date indicated above. It is concluded for an open-ended period. There is no trial period. Either party may terminate the employment contract per the end of a month, subject to a notice period of 3 (three) months. Any notice of termination of this Employment Contract automatically also terminates the Assignment and any benefits described in the letter of assignment, except for those benefits and obligations which shall expressly apply after the end of the employment relationship / assignment.
1.4WORKPLACE/ASSIGNMENT
Prior to the Start Date, Executive’s country of regular employment was Switzerland (the “Home Country”). Effective as of the Start Date, Executive will work in the USA (the “Host Country”) in Farmington, Connecticut or at such other location as shall be mutually agreed upon by Executive and CEO. Upon completion of the Assignment, Executive shall be repatriated to the Home Country in accordance with Otis’ Long-Term Assignment Policy.
1.4.1Annual base salary (USD 770,000)
This gross annual base salary specified above will be effective on the Start Date. Annual base salary shall be paid in thirteen equal installments and shall be paid monthly. The thirteenth installment shall be paid in November. The gross annual base salary shall be reviewed annually, with adjustments made in the sole discretion of Otis’ Compensation Committee (the “Committee”). The base salary will be converted into CHF using the 5-year average conversion rate from USD to CHF published by OANDA in effect at the end of the most recently completed calendar quarter (e.g., amounts payable for October, November and December of a year will use the 5-year average conversion rate for the quarter ending September 30 of the year).
1.4.2Short-term incentive plan participation
Executive is eligible to participate in Otis’ Executive Short-Term Incentive Plan (the “STI”), as Amended and Restated as of January 1, 2024. Executive’s target annual STI opportunity will be increased to 100% of Executive’s annual base salary effective the Start Date. Executive’s 2024 STI award will be prorated (i.e., Executive’s target annual STI opportunity in effect prior to the Start Date will be used for periods prior to the Start Date). STI awards payable to Executive will be converted from USD to CHF using the 5-year average conversion rate published by OANDA for the most recently completed calendar quarter ended prior to the payment of the STI award.
1.4.3Long-term incentive plan participation
Executive is eligible to participate in Otis’ 2020 Long-Term Incentive Plan, As Amended and Restated as of January 1, 2024 (the “LTI”), as determined annually in the discretion of the Committee. The LTI is a global plan governed by Delaware law and the obligations and rights described in the LTI and Executive’s LTI award documentation are not part of this Agreement. Otis International is in no way liable for any obligations set forth in the LTI (other than certain withholding obligations).
On the Start Date, Otis will grant the Executive LTI awards with a grant value of $2,390,000 comprised of performance share units (“PSUs”) (50% of grant value), restricted stock units (“RSUs”) (25% of grant value) and stock appreciation rights (“SARs”)(25% of grant value). The number of shares underlying the PSUs and RSUs and the number of SARs to be granted will be determined by Otis in accordance with its established grant practices. These awards will be subject to the applicable schedule of terms, which shall provide for the PSUs to vest in early 2027 subject to the Committee’s determination of the performance over the 2024-2026 performance period and for the RSUs and SARs to vest ratably over three years (1/3 of each anniversary of the date of grant), in each case, subject to Executive’s continued service.
1.4.4Nature of incentives
STI and LTI payments, if any, are optional services whose very principle, amount, and nature are fully discretionary. The nature of these special payments remains unchanged, even if they have been made several times. Executive does not acquire any right to be paid such incentives.

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1.4.5Relocation, Housing, Schooling, Tax Preparation and health and welfare benefits and insurance
While Executive is on Assignment in the Host Country, Executive will be entitled to receive the benefits described in the letter of assignment, which is attached hereto. Prior to the start of the Assignment, the Executive will receive the benefits she was receiving prior to the Start Date, including housing and schooling benefits. Executive will be repatriated to the Home Country at the end of assignment in accordance with Otis’ Long-Term Assignment Policy.
1.4.6Severance
Executive will be covered by the Otis ELG Severance Plan and the Otis Change in Control Severance Plan.
1.4.7Salary deductions
Executive's share of mandatory social contributions (AVS/Al/APG/AC), as well as the contributions payable by Executive to Otis International's pension institution, in accordance with the regulations of the latter ("LPP"), and Executive's share of premiums for group income protection insurance against loss of earnings in the event of illness shall be deducted from Executive's gross salary, and as necessary, from other salary payments. Furthermore, if Executive is subject to income tax withholding, Otis International will also withhold the corresponding amount.
The same applies to any taxes and social security or other deductions and withholdings to be deducted or withheld based on any other legal basis (i.e., in the Host Country).
Likewise, contributions that Executive may owe (e.g., vehicle agreement, expense payments, etc.) may also be directly deducted from the salary, by an offsetting amount.
1.5WEEKLY WORKING HOURS
As a senior executive, Executive does not have set hours. Executive must work the number of hours required to accomplish Executive’s tasks. As the concept of overtime is irrelevant to the supervisory function, and in consideration of the workload related to this function, Executive may not claim any compensation in terms of time or remuneration specifically for overtime.
1.6VACATION AND PUBLIC HOLIDAYS
The reference period for calculating vacation entitlement is the calendar year. In the event that the hiring or the end of the employment relationship happens during the course of the year, vacation is calculated in proportion to time. As a senior executive, it is incumbent upon you to plan and organize your vacation in consideration of the needs of the company and organize the required temporary replacements. Considering Executive’s independence and position in the hierarchy, Executive may not express demands for potential vacation that is not taken, if this vacation exceeds eight weeks on the date of that the present employment relationship terminates.
Furthermore, the duration and terms of vacation are set by the regulations of the company. The same applies to vacation, public holidays provided for by the cantonal law of the office where Executive works, and other paid absences.
While on Assignment, Executive will be entitled to vacation and public holidays in accordance with the applicable practices of the Home Country.

2. SOCIAL INSURANCE
2.1 ACCIDENT INSURANCE
Executive is insured against the risks of occupational and non-occupational accidents, and against occupational disease in compliance with the law on insurance and accidents ("Loi sur l’assurance-accidents", "LAA"). However, non-occupational accidents are only covered for Executives whose weekly working hours are greater than or equal to eight hours within the meaning of the "LAA". Furthermore, it is stated that the employer has taken out complementary "LAA" insurance.
In the event of an accident, the right to a salary and other benefits is exclusively determined by the applicable legal provisions (in particular the LAA and its enforcement provisions), the provisions of the complementary LAA

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insurance contract, and the relevant general and additional terms and conditions. Regarding the scope of the coverage and the benefits provided, solely the aforementioned provisions are deemed authentic. The same applies in the event that the insurance terms are modified, or in the event that the insurance company is changed.
A copy of the complementary "LAA" insurance contract and the general and additional insurance terms and conditions are at the disposal of Executive, upon request.
For all the cases covered by the accident insurance, Otis International is released from all liability, in accordance with Article 324b(1) CO. In other cases, solely Articles 324a(1-3) CO to 324b CO are applicable.
2.2 GROUP INCOME PROTECTION INSURANCE IN THE EVENT OF A NON-OCCUPATIONAL ILLNESS
For its Executives, Otis International has taken out group income protection insurance in the event of an illness subject to the insurance contract law ("loi sur le contrat d’assurance" - "LCA"). This insurance covers 80% of the earnings made during a period of 730 days, less a waiting period during which Otis International pays the salary.
Regarding the calculation of the insured income, the scope of the coverage, and the benefits provided, solely the insurance contract and the relevant general and special terms and conditions are deemed authentic. The same applies in the event that the insurance terms are modified, or in the event that the insurance company is changed. A copy of the insurance contract and the relevant general and additional insurance terms and conditions shall be submitted to Executive, upon request.
Otis International pays for half of the group income protection insurance premiums, and Executive pays for the other half.
For all the cases that the income protection insurance covers, the employer is released from all other obligations, in accordance with Article 324a(4) CO. In the other cases, Otis International shall pay Executive salary in accordance with Articles 324a(1-3) CO and 324b CO.
Otis International may also grant additional benefits, based on the payment terms of the regulations of the company it is referred to.
2.3 HEALTH INSURANCE
Taking out mandatory health insurance within the meaning of "LAMal" and the payment of the relevant premiums are under the sole responsibility and at the sole expense of Executive.
2.4 PENSION FUND
Executive will be insured under the respective pension plan(s) Otis International maintains or will maintain in the future with one or several occupational benefits institutions. The respective pension plan rules as effective from time to time are solely authoritative.

3. DILIGENCE, LOYALTY, AND CONFIDENTIALITY OBLIGATIONS
3.1 EXECUTIVE'S GENERAL DUTIES AND DIRECTIVES
Executive is required to perform Executive’s functions in a diligent, conscientious, and faithful manner, conforming to the instructions of Otis International and Otis.
3.2 OTHER ACTIVITIES
Executive dedicates all of Executive’s professional activity to Otis International as well as to other companies of the Otis Group (i.e., any direct or indirect subsidiary of Otis as well as Otis), for which Executive may develop an activity.
During the period of the employment contract, Executive is not authorized to perform another professional or paid activity, unless Otis International has provided prior written consent. Likewise, Executive must not perform any activity free of charge or against payment that could damage the interests of the Otis Group, or directly or indirectly compete with it.

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3.3 OBLIGATION OF NON-DISCLOSURE
Executive must not use nor reveal information meant to remain confidential that Executive has learned of during the exercise of Executive’s activity for Otis International or any other member of the Otis Group, regardless of how Executive became aware of the information in question.
In particular, this obligation of non-disclosure concerns trade and business secrets, information related to clients, suppliers and other contract partners of Otis International or any member of the Otis Group, the information related to Executives of Otis International and of any member of the Otis Group (salaries, personal records, etc.), accounting, financial and economic information on Otis International and other members of the Otis Group, as well as information related to the organization of Otis International and of any member of the Otis Group.
The obligation of non-disclosure subsists even after the end of the employment relationship. Executive is wholly responsible for any prejudice due to the violation of Executive’s obligation of confidentiality.

4. ENTRUSTED DOCUMENTS AND OBJECTS
4.1 DOCUMENTS
Documents in any form (paper, diskettes, CD-ROMs, DVDs, or other physical or digital media, etc.) that Otis International or any member of the Otis Group gives Executive to perform Executive’s work remains the exclusive property of the latter. The same applies to the documents from Otis International or from another member of the Otis Group that Executive may have acquired in any other way, as well as to the documents that Executive may have drawn up during the performance of Executive’s work.
Executive is prohibited from reproducing the aforementioned documents for personal ends or for third parties, in any way whatsoever. Furthermore, Executive is required to return these to Otis International upon the request of the latter, or, at the latest, on the last day that Executive actually works at the company, without keeping copies of them.
The following is a non-exhaustive list of such documents: accounts, notices, work reports, tables, sketches, drawings, manufacturing and assembly instructions, photographs, price lists, computer programs, regulations, etc.
4.2 ENTRUSTED OBJECTS
Executive commits to using instruments and other objects with care and in accordance with their purpose such as, but not restricted to a company vehicle, GSM, tools, measurement instruments, computers, etc. that Otis International entrusts to Executive to perform the work. Unless Otis International provides prior express consent, Executive is required to use the objects solely and strictly for professional ends, exclusive of any personal use.
The instruments and objects that Executive is entrusted with remain the exclusive property of Otis International. As such, Executive is required to return them upon the request of Otis International, or, at the latest, the last day that Executive actually works at the company.

5. RIGHT TO INVENTIONS AND OTHER IMMATERIAL GOODS

5.1 INVENTIONS AND DESIGNS
The inventions of Executive and the designs that Executive has created, or the elaboration that Executive has participated in via the execution of Executive’s activity hereunder, in accordance with Executive’s contractual obligations, belong as of right and exclusively to Otis International, whether they are protected or not, without any right for Executive to demand special remuneration. Executive is required to immediately inform Otis International of the existence of such an invention or design.
Furthermore, Otis International expressly reserves the right to acquire inventions and designs that Executive has created in the execution of Executive’s activity for Otis International, but beyond the completion of Executive’s contractual obligations. It reserves the same right for the inventions and designs made by Executive outside of her activity for Otis International.

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In the cases stipulated in the above paragraph, Executive is required to immediately inform Otis International in writing of the existence of the invention or design in writing. Upon receipt of this information, within six months, Otis International must inform Executive in writing of whether it intends to acquire the invention or design. If Otis International exercises its acquisition right, it will make a special equitable payment that is determined in accordance with Article 332 CO.
5.2 SOFTWARE, PLANS, AND DESIGNS
Economic and usage rights for software, plans, and drawings created by Executive in the execution of Executive’s activity for Otis International, and in accordance with Executive’s contractual obligations, are automatically transferred to Otis International, without any right for Executive to demand special remuneration on these grounds. Executive is required to immediately inform Otis International of the existence of any such software, plan, or design.
Furthermore, Otis International expressly reserves the right to require the transfer of economic and user rights for software, plans, and designs created by Executive in the execution of Executive’s activity for Otis International, but that is beyond the performance of Executive’s contractual obligations, as well as for the software, plans, and designs created by Executive outside of Executive’s activity for Otis International.
In the cases stipulated in the above paragraph, Executive is required to immediately inform Otis International in writing of the creation of the software, plan, or drawing. Upon receipt of this information, within six months, Otis International must inform Executive in writing of whether it intends to acquire economic rights on the software, plan, or drawing. If Otis International exercises its right to obtain the transfer, it will make a special equitable payment that is determined in accordance with the principles of Article 332 CO, which is applied by analogy.
In the event that the software rights are transferred to Otis International, Otis International is expressly authorized to modify and to improve the software. The transfer includes the transfer to the employer of the exclusive right to use and sell all of the components created, in their original or derived form, including the rights to transfer them. The same rule applies to plans and drawings

6. NON-COMPETE CLAUSE AND HIRING BAN

At the end of the employment relationship, Executive commits to refrain from competing with Otis International or any member of the Otis Group, which installs and conducts maintenance on elevators, escalators, moving walkways, and horizontal transport systems. In particular, Executive commits to refrain from working or providing services to a competing company (e.g., Schindler, Kone, Thyssen, Lift AG, Emch, Menetrey, Boltshauser, Mitsubishi), to directly or indirectly participate in such a company, or take an interest in it in any way whatsoever, even if the competition is only indirect, free of charge or against payment.
The present non-compete clause is agreed on for a period of two years from the end of the working relationship, and applies worldwide, to all competing activity executed from or for the said territory under the clause.
Furthermore, for a period of two years from the end of the employment relationship, Executive commits to not encourage or attempt to encourage any Otis Group executives to terminate their employment relationship in order to directly or indirectly hire them for Executive or for a third party.
In the event of an infringement of the present non-compete clause and hiring ban, a contractual penalty the equivalent of twelve months of salary and target STI is agreed upon for each breach. The reference salary is the last gross monthly salary received by Executive for Executive’s work for Otis International. The payment of the contractual penalty does not release Executive from the non-compete clause, so that Otis International may require, moreover, the effective termination of the breach (injunctive relief), as well as compensation for the damage that may surpass the amount of the contractual penalty.

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7. SAFETY AND PROTECTION OF THE PERSONALITY
7.1 QUALITY (Q) / ENVIRONMENT HEALTH & SAFETY (EH&S) DIRECTIVES
Executive commits to keeping high safety and quality standards. Executive shall actively participate in identifying any dangerous situation that may compromise the safety and quality conditions and shall immediately inform Otis International of such situations.
Executive commits to scrupulously comply with all the applicable legal requirements in this area, as well as the directives issued by accident insurer. Executive commits to read the internal provisions in the management system and to comply with them.
The concept of safety includes the physical and psychological integrity of each Executive, of colleagues, of workers of other companies intervening on a site, and users. In particular, each Executive commits to automatically inform Otis International of any event or situation that may constitute a safety risk.
7.2 PSYCHOLOGICAL AND SEXUAL HARASSMENT
Otis International is committed to protecting the health of its Executives. If you consider that a colleague or superior has subjected you to psychological pressure or sexual harassment, you are required to immediately inform the human resources or ECO manager, to enable Otis International to proceed with the required verifications, and to take protective measures as necessary. Otis International may not be held liable for a case of harassment that it has not been informed of.
As a corollary, Executive commits to behave in a manner that respects the physical and psychological integrity of other Executives, and to refrain from behaving or using language that is ill-timed or ambiguous.

8. FINAL PROVISIONS
8.1 COMPANY REGULATIONS, OTIS ABSOLUTES
The regulations enacted by Otis International, and particularly the following regulations, are an integral part of the present contract:
‑Company regulations for Executives;
‑Expense payments for administrative staff;
‑General terms and conditions for the use of a company vehicle;
‑Pension fund regulations;
‑Data protection regulations;
‑Otis Absolutes;
‑ITC 360;
By signing the present contract, Executive confirms that the aforementioned regulations have been submitted to Executive, that Executive has read, understood, and accepted them. In the event of a contradiction between these documents and the present contract, the latter shall prevail.
When Executive starts working, at the latest, Executive also commits to reading the codes, regulations, norms and directives of Otis International and to comply with them.
Insofar as the aforementioned regulations and documents constitute or include instructions or directives from the employer, they may be modified by Otis International, which shall inform Executive of their new terms. It is incumbent upon Executive to keep informed of these new terms.
While on Assignment, Executive agrees to comply with the applicable policies of Otis.
8.2 CONTRACT MODIFICATIONS
Any modification to this contract must be in writing to be valid.

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8.3 APPLICABLE LAW AND PLACE OF JURISDICTION
For anything that is not provided for in the present contract, in a subsidiary manner, the parties refer to the Swiss Code of Obligations (CO), particularly to Articles 319 to 343 CO.
Place of jurisdiction shall be, at the choice of the claimant, either the place of domicile of the defendant or the place where Executive habitually performs his work (art. 34 para. 1 of the Swiss Civil Procedure Code).
This contract may be signed in any number of counterparts and each counterpart shall represent a fully executed original as if signed by both parties. Delivery of an executed counterpart of a signature page to this contract in electronic format (e.g., pdf) shall be effective as delivery of a manually executed counterpart of this contract.

Signature of Executive:		/s/ CRISTINA MENDEZ Date: 9/18/2024
OTIS INTERNATIONAL

Kimberly Gosk SVP, Human Resources, EMEA		Louise Baudouin Human Resources Business Partner, Switzerland

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